Exhibit 7.07

JOINT FILING AGREEMENT

Joint Filing Agreement, dated as of September 16, 2009 among Barry J. Lipsky, Toshihide Hokari, Frank A. Musto, Howard L. Morgan, James H. Simons, Marcy Lewis, Shining Sea Limited, Julien David and Morton David (each a “Party”).

Each Party represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, $0.01 par value, of Franklin Electronic Publishers, Incorporated beneficially owned and reported in the Schedule 13D to which this agreement is an exhibit (as the same may be amended from time to time and including all such amendments, “Schedule 13D”) by each of the Parties, and each of the Parties will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

/s/ Barry J. Lipsky
Barry J. Lipsky

/s/ Toshihide Hokari
Toshihide Hokari

/s/ Frank A. Musto
Frank A. Musto

/s/ Howard L. Morgan
Howard L. Morgan

/s/ James H. Simons
James H. Simons

/s/ Marcy Lewis
Marcy Lewis

SHINING SEA LIMITED

By:	/s/ Barbara Patterson
Name:	Barbara Patterson
Title:	Director

By:	/s/ John Richmond
Name:	John Richmond
Title:	Director

/s/ Julien David
Julien David

/s/ Morton David
Morton David